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Exhibit 18









May 12, 2000



The Board of Directors
TCF Financial Corporation:


We have been furnished with a copy of Form 10-Q of TCF Financial Corporation and subsidiaries (the Company) for the three months ended March 31, 2000, and have read the Company's statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting from the intrinsic value based method of accounting for stock-based compensation, prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to the fair value method, prescribed by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and states that the newly adopted accounting principle is preferable in the circumstances because the Company believes that the fair value method of accounting more appropriately reflects the substance of the transaction between an entity that issues stock options, or other stock-based instruments, and its employees; that is, an entity has granted something of value to an employee generally in return for their continued employment and services. The Company believes that the value of the instrument granted to the employees should be recognized in the financial statements because nonrecognition implies that either the instruments have no value or that they are free to employees, neither of which is an accurate reflection of the substance of the transaction. The fair value based method is designated as the preferred method of accounting by Statement of Financial Accounting Standards No. 123. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 1999, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, the pertinent authoritative accounting literature states that the newly adopted accounting principle is preferable in the circumstances.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,


/s/ KPMG LLP